EXHIBIT 99.1

News

MGE Energy Reports First-Quarter Earnings

Madison, Wis., May 5, 2016—MGE Energy, Inc. (Nasdaq: MGEE) today reported earnings for the three months ended March 31, 2016, of $17.0 million, or 49 cents per share, compared to $18.3 million, or 53 cents per share, for the same period in the prior year.

During the first quarter of 2016, gas net income decreased due to a 14.5% decrease in gas retail sales related to lower customer demand compared to the demand resulting from the colder weather experienced in 2015. The average temperature in February 2015 was 11.2 degrees compared to 27.1 degrees in the current year. Normal average temperature in February is 22.9 degrees.

About MGE Energy

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric, generates and distributes electricity to 146,000 customers in Dane County, Wis., and purchases and distributes natural gas to 152,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

MGE Energy, Inc.

(In thousands, except per share amounts)

(Unaudited)

Three Months Ended March 31,	2016	2015
Operating revenue	$147,527	$170,134
Operating income	$29,531	$31,851
Net income	$17,028	$18,278
Earnings per share (basic and diluted)	$0.49	$0.53
Weighted average shares outstanding (basic and diluted)	34,668	34,668

Contact

Steven Schultz

Corporate Communications Manager

608-252-7219 | sbschultz@mge.com